EXHIBIT 10.2

AGREEMENT

This Agreement, entered into as of May 3, 2012, is by and between EOG Resources, Inc., a Delaware corporation ("Employer"), and Frederick J. Plaeger, II ("Employee").

WHEREAS, Employer and Employee have entered into that certain Change of Control Agreement, effective as of April 23, 2007, as amended by that certain First Amendment to Change of Control Agreement, effective as of April 30, 2009, and as further amended by that certain Second Amendment to Change of Control Agreement, effective as of September 13, 2011, by and between Employer and Employee (as amended, the "Change of Control Agreement"); and

WHEREAS, Employer and Employee now desire to terminate the Change of Control Agreement;

NOW, THEREFORE, in consideration of the premises and in consideration of other good and valuable consideration, the adequacy, sufficiency and receipt of which are hereby acknowledged, Employer and Employee hereby agree that the Change of Control Agreement is hereby terminated effective as of the date first set forth above.

This Agreement shall be governed in all respects by the laws of the State of Texas, excluding any conflict-of-law rule or principle that might refer the construction of this Agreement to the laws of another State or country.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

EOG RESOURCES, INC.

By: /s/ Patricia L. Edwards
Name: Patricia L. Edwards
Title: Vice President, Human Resources and Administration

FREDERICK J. PLAEGER, II

/s/ Frederick J. Plaeger, II